Exhibit 99.1

1847 Holdings Reports Second Quarter 2026 Financial Results and Provides Update on CMD Sale Process

Evaluating Four Separate Non-Binding Offers for the Sale of CMD, Each Contemplating a Purchase Price of Approximately $65 Million — Approximately 3.5x the $18.8 Million Purchase Price Paid in December 2024

Q2 2026 Operating Loss from Continuing Operations Improved 57% Year-over-Year to Approximately $459,000, Compared with $1.1 Million in Q2 2025

Q2 2026 Gross Margin from Continuing Operations Expanded Approximately 600 Basis Points to 45.4%, While Operating Expenses Declined 29% Year-over-Year

Company Generated Approximately $712,000 of Positive Operating Cash Flow from Continuing Operations in the First Half of 2026, an Increase of Approximately 18% Year-over-Year

NEW YORK, NY / August 14, 2026 / 1847 Holdings LLC (OTC: LBRA) (“1847 Holdings” or the “Company”), a diversified acquisition holding company focused on identifying and monetizing overlooked, deep-value businesses, today announced financial results for the second quarter ended June 30, 2026.

During the first quarter of 2026, the Company’s Board of Directors approved a plan to actively market CMD Inc. (“CMD”) for sale. CMD comprises the CMD segment within the Company’s Construction operations. As a result, CMD has been classified as held for sale and as discontinued operations under accounting principles generally accepted in the United States of America (“U.S. GAAP”) for all periods presented.

Accordingly, the Company’s reported continuing operations for the periods presented reflect the operations of Kyle’s, Wolo, ICD and Corporate Services.

“We made meaningful progress improving the underlying operating performance of our business during the second quarter,” said Ellery W. Roberts, CEO of 1847 Holdings. “While revenue remained below the prior-year period, primarily due to the timing of new contract awards at Kyle’s, we generated higher gross profit on a smaller revenue base, expanded gross margin by approximately 600 basis points and reduced operating expenses by approximately 29%. As a result, our operating loss improved approximately 57% year-over-year. Importantly, this improved operating performance was accompanied by positive operating cash flow. We believe these results demonstrate that the actions we have taken to streamline our cost structure and improve operating efficiency are delivering measurable results. With a leaner operating platform and improving cash flow, our focus is now on building revenue across our operating businesses and translating these efficiencies into stronger financial performance and long-term shareholder value.”

“We also continue to advance our strategic process for CMD,” continued Mr. Roberts. “While the previously announced prospective buyer was unable to complete the contemplated transaction, we have maintained strong interest in the business and are currently evaluating four separate non-binding offers, each contemplating a purchase price of approximately $65 million. We believe the continued level of interest at this valuation further reinforces the underlying value of CMD and the operational progress achieved during our ownership.”

“We acquired CMD in December 2024 for approximately $18.8 million, and a transaction at a contemplated purchase price of approximately $65 million would represent approximately 3.5 times our original purchase price in less than two years. We are working toward selecting a transaction and, subject to the execution of definitive agreements and satisfaction of applicable closing conditions and other customary requirements, would target closing within approximately 60 days following execution. If a transaction is successfully completed at the contemplated valuation, we expect to use the proceeds to repay outstanding debt and evaluate the deployment of remaining capital to strengthen our continuing operations and pursue future growth opportunities. While there can be no assurance that any of the current offers will result in a definitive agreement or completed transaction, we are encouraged by the level of interest in CMD.”

Results from Continuing Operations

Revenue from continuing operations for the second quarter of 2026 was approximately $1.6 million, compared to approximately $1.8 million in the prior-year period. The decrease primarily reflects the timing of new contract awards at Kyle’s and the commencement of related performance obligations, and management expects revenue to recover as newly awarded contracts advance toward completion and additional contract awards are obtained. Revenue was also impacted by the ongoing strategic repositioning of Wolo toward an e-commerce-focused model, which management believes positions the business for improved performance as its e-commerce channels mature. Despite the decrease in revenue, gross profit increased to approximately $712,000, compared to approximately $706,000 in the prior-year period, while gross margin improved to approximately 45%, compared to approximately 39% in the second quarter of 2025.

Total operating expenses from continuing operations declined to approximately $2.0 million for the second quarter of 2026, compared to approximately $2.8 million in the second quarter of 2025, representing a decrease of approximately 29%. The decrease was primarily driven by lower cost of revenues, personnel costs and professional fees.

Loss from operations from continuing operations improved to approximately $(0.5) million for the second quarter of 2026, compared to approximately $(1.1) million in the second quarter of 2025, representing an improvement of approximately 57%.

Net loss from continuing operations was approximately $(5.9) million for the second quarter of 2026, compared to net income from continuing operations of approximately $21.1 million in the prior-year period. The year-over-year comparison was primarily impacted by non-cash financing-related charges, including a $3.1 million loss on the change in fair value of warrant liabilities in the current period, compared to a $24.1 million gain in the prior-year period, as well as higher interest expense.

Net loss attributable to 1847 Holdings was approximately $(6.8) million for the second quarter of 2026, compared to net income attributable to 1847 Holdings of approximately $22.6 million in the prior-year period.

For the six months ended June 30, 2026, net cash provided by operating activities from continuing operations was approximately $712,000, compared to approximately $604,000 in the prior-year period, representing an increase of approximately 18%.

Condensed Consolidated Statements of Operations — Continuing Operations
(Unaudited)

	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025
Revenue	$1,567,130	$1,791,544
Total Operating Expenses	2,025,656	2,849,513
Loss from Operations	(458,526)	(1,057,969)
Total Other Income (Expense)	(5,482,891)	22,031,532
Income (Loss) from Continuing Operations Before Income Taxes	(5,941,417)	20,973,563
Income Tax Benefit (Provision)	(4,000)	81,000
Net Income (Loss) from Continuing Operations	$(5,945,417)	$21,054,563

CMD Assets Held-for-Sale and Discontinued Operations Classification

Management determined that the planned sale of CMD represents a strategic shift that will have a major effect on the Company’s operations and financial results. Accordingly, CMD’s assets and liabilities are presented as held-for-sale in the Company’s condensed consolidated balance sheets, and CMD’s operating results are presented as discontinued operations in the Company’s condensed consolidated statements of operations and condensed consolidated statements of cash flows for all periods presented.

CMD generated revenue of approximately $6.5 million and net loss from discontinued operations of approximately $0.9 million for the second quarter of 2026.

About 1847 Holdings LLC

1847 Holdings LLC (OTC: LBRA), a diversified acquisition holding company, was founded by Ellery W. Roberts, a former partner of Parallel Investment Partners, Saunders Karp & Megrue, and Principal of Lazard Freres Strategic Realty Investors. 1847 Holdings’ investment thesis is that capital market inefficiencies have left the founders and/or stakeholders of many small business enterprises or lower-middle market businesses with limited exit options despite the intrinsic value of their business. Given this dynamic, 1847 Holdings seeks to consistently acquire businesses it views as “solid” for reasonable multiples of cash flow and then deploy resources to strengthen the infrastructure and systems of those businesses in order to improve operations. These improvements may lead to a sale or IPO of an operating subsidiary at higher valuations than the purchase price and/or alternatively, an operating subsidiary may be held in perpetuity and contribute to 1847 Holdings’ ability to pay regular and special dividends to shareholders. For more information, visit www.1847holdings.com.

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Forward-Looking Statements

This press release may contain information about 1847 Holdings’ view of its future expectations, plans and prospects that constitute forward-looking statements. All forward-looking statements are based on our management’s beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Forward-looking statements are subject to a number of factors, risks and uncertainties, some of which are not currently known to us, that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include but are not limited to the risks set forth in “Risk Factors” included in our SEC filings.

Contact:

Crescendo Communications, LLC
Tel: +1 (212) 671-1020
Email: LBRA@crescendo-ir.com

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